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                                                                Exhibit 23.2


            Consent of Independent Registered Public Accounting Firm



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Genesco Inc. 2005 Equity Incentive Plan of our reports dated April 12, 2005, with respect to the consolidated financial statements and schedule of Genesco Inc. and Subsidiaries, Genesco Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Genesco Inc., included in its Annual Report (Form 10-K) for the year ended January 29, 2005, filed with the Securities and Exchange Commission.


                                                   /s/ Ernst & Young LLP


Nashville, Tennessee
September 9, 2005